Exhibit 99.1

AMRI Announces Second Quarter 2010 Results

Strong International Performance Drives Contract Revenue Growth

ALBANY, N.Y.--(BUSINESS WIRE)--August 4, 2010--AMRI (NASDAQ: AMRI) today reported financial and operating results for the second quarter ended June 30, 2010.

Financial and operational highlights for the quarter and other recent events include:

  5% contract revenue growth over second quarter 2009 driven by growth at international Discovery and Development/Small Scale operations
  Adjusted EPS of $0.06 compared to $0.01 for second quarter 2009
  Overall gross margin increase to 15% from 5% for second quarter 2009
  Adjusted operating income of $2.8 million as compared to $0.4 million for the second quarter 2009
  Acquisition of Hyaluron Inc. providing entry into the sterile fill and finish manufacturing market
  The grant of a preliminary injunction against Dr. Reddy’s preventing the launch of a generic version of Allegra® D-24
  Commenced enrollment for Phase I study of ALB-127158(a), a novel MCH1 receptor antagonist offering a potential new approach for the treatment of obesity

Second Quarter 2010 Results

Total revenue for the second quarter of 2010 was $49.5 million, a decrease of 4% compared to total revenue of $51.3 million reported in the second quarter of 2009.

Total contract revenue for the second quarter of 2010 was $40.7 million, an increase of 5% compared to total contract revenue of $38.8 million reported in 2009. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the second quarter was $11.5 million, consistent with the second quarter of 2009
  Development/Small Scale Manufacturing contract revenue for the second quarter was $8.2 million, an increase of 1% from $8.1 million in 2009
  Large Scale Manufacturing contract revenue for the second quarter was $21 million, an increase of 10% from $19.2 million in 2009

Recurring royalties in the second quarter of 2009 were $8.7 million, an increase of 3% compared to recurring royalties of $8.5 million reported in 2009. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Total revenue in the second quarter of 2009 included milestone revenue of $4 million resulting from the company’s 2005 licensing agreement with BMS.

Net loss under U.S. GAAP was $(3.9) million, or $(0.13) per basic and diluted share in the second quarter of 2010. Net loss under U.S. GAAP includes the impact of restructuring and asset impairment charges associated with the May 2010 reorganization of U.S. operations totaling $5.3 million or $0.17 per basic and diluted share net of tax, as well as costs related to our acquisition of Hyaluron Inc. of $0.5 million or $0.02 per basic and diluted share. The costs related to the acquisition of Hyaluron Inc. include legal and other professional fees and other costs directly related to the acquisition. Excluding these items, net income on an adjusted basis in the second quarter of 2010 was $1.7 million, or $0.06 per basic and diluted share.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2010 and 2009 reporting periods, please see Table 1 at the end of this press release.

Year-to-Date

Total revenue for the six-month period ended June 30, 2010 was $98.8 million, a decrease of 6% compared to $105.3 million for the same period in 2009.

Total contract revenue for the first six months of 2010 of $79.6 million represented a decrease of 3% over the same period in 2009.

  Contract revenue for Discovery Services in the six-month period ended June 30, 2010 was $23.9 million, an increase of 4% from $23.1 million in 2009
  Contract revenue for Development/Small Scale Manufacturing in the six-month period ended June 30, 2010 was $16.8 million, a decrease of 12% from $19 million in 2009
  Contract revenue for Large Scale Manufacturing in the six-month period ended June 30, 2010 was $38.9 million, a decrease of 3% compared to $39.9 million in the six-month period ended June 30, 2009

Recurring royalties from Allegra® for the first six months of 2010 were $19.2 million, a decrease of 1% compared to royalty revenue of $19.3 million in 2009.

Total revenue in the first half of 2009 included milestone revenue of $4 million resulting from the company’s 2005 licensing agreement with BMS.

Net loss under U.S. GAAP in the first half of 2010 was $(3.9) million or $(0.12) per basic and diluted share, compared to net income of $2.1 million or $0.07 per basic and diluted share in the first half of 2009. Adjusted net income for the first half of 2010 was $2.4 million or $0.08 per basic and diluted share.

For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2010 and 2009 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “Our second quarter results reflect the continued shift in demand from our customers for services in Asia and Europe, as evidenced by the significant contributions made by our international locations to our financial performance as compared to AMRI’s second quarter performance in 2009. Our ability to deliver high value services combined with our more cost effective facilities in Asia is driving demand throughout our organization. We are also excited about the opportunities now available to us through our recent acquisition of Hyaluron, providing us with immediate entry into the rapidly growing pre-filled syringe market. We are already realizing cross selling benefits between our organizations and we are optimistic about the growth and revenue synergy opportunities this acquisition offers.”

Dr. D’Ambra continued, “On the R&D front, our programs for anti-cancer and obesity continue to make forward progress. We are particularly pleased to have just announced the initiation of a Phase I clinical trial for the lead compound in our obesity program, further affirming the value of our R&D organization that has delivered four compounds into Phase I clinical trials since being formed only six years ago.”

Liquidity and Capital Resources

At June 30, 2010, AMRI had cash, cash equivalents and marketable securities of $60.4 million, compared to $111.1 million at December 31, 2009.

The decrease of $50.7 million in cash, cash equivalents and marketable securities in the first half of 2010 was due primarily to the purchase of Hyaluron Inc. for approximately $27.5 million, including acquisition costs of $0.7 million, and the purchase of Excelsyn Ltd. for approximately $19.4 million, including acquisition costs of $0.9 million, as well as capital expenditures of $5.3 million. These expenditures were partially offset by cash generated from operations, excluding acquisition costs of $2.5 million. Cash generated from operations in the second quarter, excluding acquisition costs, was $7.8 million. Through July 30, 2010, we have repurchased 743,000 shares of AMRI stock at a total cost of $4.5 million under our current $10 million share repurchase program.

Total debt at June 30, 2010 was $13.2 million, down from $13.5 million at December 31, 2009. Cash, cash equivalents, and marketable securities, net of debt, were $47.2 million at June 30, 2010. Total common shares outstanding, net of treasury shares, were 31,791,214 at June 30, 2010.

2010 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the third quarter and the full year 2010. “In the third quarter, we expect contract revenue to range from $43 million to $46 million, an increase of up to 16% from third quarter 2009 levels. For the full year 2010, we expect contract revenue to range from $175 million to $181 million, an increase of up to 15% versus 2009.”

Mr. Frost continued, “With regard to our royalty revenues from worldwide sales of Allegra® and certain generic forms of Allegra®, we expect third quarter royalties of approximately $6 million to $7 million and expect full year 2010 royalties of approximately $31 million to $33 million. For the third quarter, we expect adjusted loss per share to range from $(0.11) to $(0.08). For the full year we expect adjusted EPS to range from $(0.02) to $0.02.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  The acquisition of Hyaluron Inc., expanding AMRI’s contract manufacturing capabilities to include cGMP manufacturing and sterile filling of parenteral drugs to the biopharmaceutical industry.
  The grant of a preliminary injunction to prevent Dr. Reddy’s Laboratories, Ltd. and Dr. Reddy’s Laboratories, Inc. (Dr. Reddy’s) from the commercial distribution of generic versions of Allegra-D® 24 Hour (fexofenadine HCl 180 mg and pseudoephedrine HCl 240 mg) Extended-Release Tablets in the United States.
  The repositioning of AMRI to meet a continued shift in demand from customers for services in Asia and Europe, including the execution of activities related to international facility, capability and workforce expansion, and significant cost reduction activities at U.S. operations.
  The approval of a new share repurchase program of up to $10 million by the company’s board of directors.
  The publication of on-going results from its Phase I clinical study on its novel tubulin inhibitor, ALB 109564(a), indicating that the drug is well tolerated at the doses tested with neither dose limiting toxicities nor serious adverse events.
  The extension of a research/manufacturing agreement with Schering Corporation (“Schering”), a subsidiary of Merck & Co., Inc., to provide global integrated drug discovery services from the U.S., as well as through the company’s subsidiaries in India, Hungary and Singapore.
  The initiation of a research collaboration with Navigen Pharmaceuticals, Inc. focused on the development of new drug therapies to provide fully integrated drug discovery services including assay development, screening, in vitro ADMET, computer-aided drug discovery (CADD) and medicinal chemistry.

  The five year extension and expansion of AMRI’s ongoing research collaboration with CHDI Foundation, Inc. (CHDI), focused on the discovery of new therapeutic agents for the treatment of Huntington’s disease (HD).

Second Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EDT on Wednesday, August 4, 2010 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public.

The conference call can be accessed by dialing 888-359-3612 (domestic calls) or 719-785-1752 (international calls) at 9:45 a.m. EDT and entering passcode 7254813. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the United States, Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the third quarter and full year 2010, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2010 Financial Guidance Update” regarding the strength of the company's business and prospects, statements concerning our expectations relating to our recent research and development programs, statements concerning the opportunities requested by the Hyaluron acquisition, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the Securities and Exchange Commission on March 12, 2010, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of net income and earnings per basic and diluted share, adjusted to exclude certain acquisition, restructuring and asset impairment related adjustments in the 2010 period. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except for per share data)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Contract revenue	$40,732	$38,782	$79,624	$82,026
Recurring royalties	8,743	8,524	19,182	19,310
Milestone revenue	—	4,000	—	4,000
Total revenue	49,475	51,306	98,806	105,336

Cost of contract revenue	34,516	36,696	69,277	73,339
Technology incentive award	875	920	1,918	2,025
Research and development	2,813	4,601	5,576	7,986
Selling, general and administrative	9,243	8,719	19,882	19,021
Restructuring and impairment charges	7,993	(15)	7,993	(15)
Total operating expenses	55,440	50,921	104,646	102,356

(Loss) income from operations	(5,965)	385	(5,840)	2,980

Interest income, net	66	100	109	211
Other income (expense), net	126	(517)	38	(189)

(Loss) income before income taxes	(5,773)	(32)	(5,693)	3,002

Income tax (benefit) expense	(1,847)	(211)	(1,833)	881

Net (loss) income	$(3,926)	$179	$(3,860)	$2,121

Basic (loss) earnings per share	$(0.13)	$0.01	$(0.12)	$0.07

Diluted (loss) earnings per share	$(0.13)	$0.01	$(0.12)	$0.07

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	June 30,	December 31,
(Dollars in thousands, except for per share data)	2010	2009

Cash, cash equivalents and investment securities	$60,376	$111,058
Accounts receivable, net	31,305	23,616
Royalty income receivable	8,235	7,101
Inventory	30,546	25,143
Total current assets	145,687	180,464
Property and equipment, net	176,064	166,746
Total assets	377,257	373,692

Total current liabilities	41,364	30,734
Long-term debt, excluding current installments	12,937	13,212
Total liabilities	70,296	59,079
Total stockholders’ equity	306,961	314,613
Total liabilities and stockholders’ equity	377,257	373,692

Table 1: Reconciliation of second quarter 2010 and 2009 reported net income and earnings per diluted share to adjusted net income and adjusted earnings per share:

	Second Quarter	Second Quarter	YTD	YTD
	2010	2009	June 30, 2010	June 30, 2009
(Loss) income from operations, as reported	$(5,965)	$385	$(5,840)	$2,980
AMRI Hungary restructuring	(133)	(15)	(133)	(15)
AMRI US restructuring and impairment	8,126	-	8,126	-
Business acquisition costs	747	-	1,604	-
Income from operations, as adjusted	$2,775	$370	$3,757	$2,965

Net (loss) income, as reported	$(3,926)	$179	$(3,860)	$2,121
AMRI Hungary restructuring, net of tax	(133)	(15)	(133)	(15)
AMRI US restructuring and impairment, net of tax	5,282	-	5,282	-
Business acquisition costs, net of tax	504	-	1,079	-
Net income, as adjusted	$1,727	$164	$2,368	$2,106

(Loss) earnings per diluted share, as reported	$(0.13)	$0.01	$(0.12)	$0.07
AMRI Hungary restructuring, net of tax	-	-	-	-
AMRI US restructuring and impairment, net of tax	0.17	-	0.17	-
Business acquisition costs, net of tax	0.02	-	0.03	-
Earnings per basic and diluted share, as adjusted	$0.06	$0.01	$0.08	$0.07

CONTACT:
AMRI
Media:
Andrea Schulz, 518-512-2226
AMRI Director of Corporate Communications
or
Investors:
Peter Jerome, 518-512-2220
AMRI Director of Investor Relations